Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	November 18, 2020
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Completes Financing for Apartment
Community in Suburban Phoenix

Chicago (November 18, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3 billion in assets under management, announced the completion of financing for a recently-developed 273-unit apartment community in the prominent Phoenix suburb of Chandler, Arizona.

The property is held in a Delaware Statutory Trust (DST) through JLL Exchange, JLL Income Property Trust’s 1031 “like-kind” exchange platform that offers investors the opportunity to defer taxable gains from the sale of appreciated real estate by investing in interests of a DST, allowing their investment in real estate to continue to generate wealth in a tax efficient manner.

The financing of the Chandler, Arizona apartment community is another example of how real estate debt capital markets have remained vibrant and robust, even in light of the global health crisis triggered by COVID-19. The completed financing was for $36 million, or approximately 50% loan-to-value, at an interest rate of 3.28% which is fixed for a term of 10-years.

“Real estate debt is still available on favorable terms for institutional borrowers and core stabilized assets,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Quite different than during the Global Financial Crisis time period of 2007 to 2009,” Swaringen noted, “real estate debt and equity markets have remained liquid during this pandemic-initiated recession – and we are seeing asset pricing and values hold, and debt spreads compress, making it an opportune time to lock in attractive long-term fixed interest rates.”

“We have been pleased that during this extraordinary environment, JLL Income Property Trust has continued to deliver on its investment objective to be a durable source of income for investors, recently passing our eight-year anniversary and declaring our thirty-sixth consecutive quarterly dividend”, commented Swaringen. “Further, JLL Exchange, our companion solution that offers investors ‘like-kind’ exchange opportunities, is seeing unprecedented demand.” “Demand for this product remains robust as high net worth and ultra-high net worth clients continue to recognize the value of investing in institutional quality tax deferred solutions sponsored by managers with strong track records,” said Drew Dornbusch, Head of the JLL Exchange 1031 Exchange Platform.

Through its operating partnership and affiliates, JLL Income Property Trust offers investors beneficial interests in a Delaware Statutory Trust as a “like-kind” exchange. Through JLL Exchange, investors may defer taxable gains from the sale of appreciated real estate by investing their proceeds in DST interests offered by JLL Income Property Trust.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About JLL Exchange
JLL Exchange is a 1031 tax-deferred exchange program designed to provide accredited investors with the opportunity to defer taxes on gains from the sale of appreciated real estate. The program offers a series of private placements through the sale of interests in Delaware Statutory Trusts (DSTs) holding real properties sourced from Income Property Trust’s portfolio or from third parties. JLL Exchange is a wholly owned subsidiary of JLL Income Property Trust, which owns and manages interests in 78 properties, located in 20 states with a fair market value of $3.1 billion as of September 31, 2020.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $65 billion of assets in private and public real estate property and debt investments as of Q3 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.